Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2013 First Quarter Financial Results

Management to Review Results and Provide Business Update

in Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California - May 14, 2013 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the fiscal quarter March 31, 2013. The net loss for the quarters ended March 31, 2013 and 2012, as reported in accordance with accounting principles generally accepted in the United States (GAAP), were $20.7 million and $3.8 million, respectively. At March 31, 2013, Alexza had consolidated cash, cash equivalents and marketable securities of $11.7 million.

“As we complete the first quarter, we have made solid progress on our 2013 corporate goals. We received marketing authorization for ADASUVE in the EU, initiated ADASUVE commercial manufacturing and finalized the U.S. commercial strategy with the signing of our partnership with Teva Pharmaceuticals,” said Thomas B. King, President and CEO of Alexza. “We are on track for the planned EU and U.S. launches of ADASUVE in the second half of 2013, and we look forward to providing ADASUVE as a new treatment option to clinicians and patients.”

Alexza Business Updates

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In January 2013, J. Kevin Buchi was appointed to the Alexza Board of Directors. Mr. Buchi has more than 30 years of pharmaceutical industry experience, most recently as Corporate Vice President, Global Branded Products at Teva Pharmaceutical Industries and previously served as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, successively, during his tenure at Cephalon, Inc.

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In February 2013, the European Commission granted marketing authorization for ADASUVE (Staccato loxapine), 4.5 mg and 9.1 mg inhalation powder, pre-dispensed, for the rapid control of mild-to-moderate agitation in adult patients with schizophrenia or bipolar disorder.

•	In March 2013, Alexza commenced the commercial manufacturing of ADASUVE in its facility in Mountain View, CA. Product manufactured at this facility is intended to supply the U.S. and EU markets.

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In May 2013, Alexza entered into an exclusive U.S. license and supply agreement for ADASUVE with Teva Pharmaceuticals USA, Inc. Teva will be responsible for all U.S. development and commercialization activities for ADASUVE, including U.S. post-approval clinical studies. Alexza will be responsible for manufacturing and supplying ADASUVE to Teva for commercial sales and clinical trials.

Alexza received an upfront cash payment of $40 million, $10 million of which will be paid to the former stockholders of Symphony Allegro, Inc. Alexza is eligible to receive up to $195 million in additional milestone payments contingent on successful completion of the ADASUVE post-approval studies in the U.S. and achievement of specified net sales targets. For product shipped to Teva, Alexza will receive a specified per-unit transfer price based on costs of commercial production, which transfer price will convert to a fixed price upon achievement of costs equal to a specified per-unit price. Teva will make tiered royalty payments based on net commercial sales of ADASUVE in the U.S.

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In May 2013, Alexza and Teva entered into a Convertible Promissory Note and Agreement to Lend. Under the terms of the Teva Note, Alexza may, upon written notice to Teva, receive advances to fund an agreed operating budget related to ADASUVE. The aggregate advances may total up to $25 million and will be due and payable on May 13, 2018. Alexza may prepay, from time to time, up to one-half of total amounts advanced and interest outstanding at any time prior to the maturity date. At the maturity date, Teva will have the right to convert the then outstanding advance amounts at a conversion price per share of $4.4833.

Financial Results - Periods Ended March 31, 2013 and 2012

Alexza recorded revenues of $0.7 million for the quarter ended March 31, 2013 compared to $1.9 million in the same period 2012. In 2013 and 2012, Alexza recognized revenue earned under its Grupo Ferrer license agreement. In 2012, Alexza also recognized revenue from its Cypress Biosciences, Inc. license agreement.

GAAP operating expenses were $10.3 million and $6.3 million in the quarters ended March 31, 2013 and 2012, respectively.

Research and development expenses were $6.2 million in the first quarter of 2013 and $5.0 million during the same period of 2012. The increased expenses in 2013 were a result of Alexza’s efforts to build the infrastructure for commercial manufacturing and additional regulatory expenses related to the MAA approval of ADASUVE.

General and administrative expenses were $4.1 million and $1.2 million in the quarters ended March 31, 2013 and 2012, respectively. The increase was partially due to increased pre-commercialization efforts such as market research, including pricing and market segmentation studies, during the three months ended March 31, 2013, following the approval of the ADASUVE NDA in December 2012. In 2012, general and administrative expenses were reduced by $1.4 million as a result of the termination of one of the Company’s building leases and related subleases in March 2012.

In connection with the acquisition of Symphony Allegro in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. Alexza recorded a non-operating loss of $10.9 million during the quarter ended March 31, 2013 and a non-operating gain of $1.0 million during the same period in 2012. Gains and losses incurred reflect Alexza’s change in the estimated probability-weighted cash flows from ADASUVE, AZ-002 and AZ-104, and the estimated timing of receipt of such cash flows. In the first quarter of 2013, Alexza updated the contingent liability fair value model to reflect the increase in probability that Alexza would license the commercialization rights of ADASUVE in the U.S. to a third party rather than commercialize on its own, and to reflect the probable terms included in the most recently negotiated collaboration.

Alexza believes that, based on its cash, cash equivalents and marketable securities balance at March 31, 2013, the upfront proceeds received from the Teva Agreement, estimated product revenues and royalties associated with the sale of ADASUVE, projected proceeds of the Teva Note, and expected cash usage, it has sufficient capital resources to meet its anticipated cash needs into the third quarter of 2014.

Conference Call Information - 5:00 p.m. Eastern Time on May 14, 2013

Investors and analysts may access the live conference call by dialing 888-680-0865 (domestic) or +1-617-213-4853 (international). The reference number to enter the call is 11579408.

To access the conference call and webcast via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register at https://www.theconferencingservice.com/prereg/key.process?key=PGMFTRGGW.

The replay of the conference call may be accessed at www.alexza.com under the “Investor Relations” link, or by dialing 888-286-8010 (domestic) or +1-617-801-6888 (international). The reference number for the replay of the call is 72153700. A replay of the call will be available for two months following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions, including agitation, acute repetitive seizures and insomnia. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE (Staccato loxapine), Alexza’s first approved product, was approved by the U.S. Food and Drug Administration in December 2012 and by the European Medicines Agency in February 2013. Teva Pharmaceutical USA Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America, Russia and the Commonwealth of Independent States countries.

For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com. For more information about ADASUVE, please visit www.adasuve.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of May 14, 2013 and financial guidance relating to the Company’s current cash, cash equivalents, investments and restricted cash is based upon balances as of March 31, 2013 and certain subsequent events.

This news release and the planned conference call will contain forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability for Alexza and our partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	BCC Partners
Karen L. Bergman and Michelle Corral
650.575.1509 or 415.794.8662
kbergman@bccpartners.com or mcorral@bccpartners.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended March 31,
	2013	2012
Revenue	$729	$1,884
Operating expenses:
Research and development	6,219	5,032
General and administrative	4,113	1,245

Total operating expenses	10,332	6,277
Loss from operations	(9,603)	(4,393)
Gain (loss) on change in fair value of contingent consideration liability	(10,900)	1,000
Interest and other income/ (expense), net	13	(1)
Interest expense	(222)	(433)

Net loss	$(20,712)	$(3,827)

Basic and diluted net loss per share	$(1.31)	$(0.42)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2013	December 31, 2012(1)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$11,707	$17,715
Restricted cash	—	5,051
Inventory	443	—
Other current assets	508	852

Total current assets	$12,658	$23,618
Property and equipment, net	15,997	16,531
Other noncurrent assets	395	402

Total assets	$29,050	$40,551

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Total current liabilities	$20,237	$18,718
Noncurrent liabilities	26,293	19,260
Total stockholders’ (deficit) equity	(17,480)	2,573

Total liabilities and stockholders’ (deficit) equity	$29,050	$40,551

(1)	Derived from audited consolidated financial statements at that date.